Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Delta Apparel, Inc. 2010 Stock Plan of our reports dated September 1, 2010, with respect to the consolidated financial statements and schedule of Delta Apparel, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Delta Apparel, Inc. and subsidiaries, included in the Annual Report on Form 10-K for the year ended July 3, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia
February 2, 2011